UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 4, 2009

AMERICAN BIO MEDICA CORPORATION
(Exact Name of Registrant as Specified in its Charter)

New York	0-28666	14-1702188
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

122 Smith Road, Kinderhook, NY	12106
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 518-758-8158

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13c-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events

On February 4, 2009, American Bio Medica Corporation (the “Company”) received a letter from First Niagara Bank (“First Niagara”) notifying the Company that an event of default had occurred under the Company’s Letter Agreement and other documents (the “Transaction Documents”), related to the extensions of credit made by First Niagara to the Company; more specifically, the Company failed to comply with the maximum monthly net loss covenant set forth in the Letter Agreement.  Pursuant to the terms of the Transaction Documents, all obligations of the Company to First Niagara under the Transaction Documents can be declared by First Niagara to be immediately due and payable. The principal amount totals $1,636,635.97, plus interest and other charges through February 4, 2009 (collectively, the “Debt”).

As an accommodation to the Company, First Niagara has decided to not immediately accelerate the Debt. The Company expects to enter into a Forbearance Agreement with First Niagara memorializing measures and conditions required by First Niagara. Until a Forbearance Agreement is entered into, First Niagara reduced the commitment on the Company’s Line of Credit to $650,000 (previously the Line of Credit commitment was $750,000), and placed a hold on one of the Company’s accounts held at First Niagara.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN BIO MEDICA CORPORATION (Registrant)

Dated: February 10, 2009	By:	/s/ Melissa A. Waterhouse
Melissa A. Waterhouse
Vice President & Chief Compliance Officer Corporate Secretary